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                                                                     EXHIBIT 5.1

                                         December 22, 2000


Aehr Test Systems
400 Kato Terrace
Fremont, CA  94539

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 22, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 (as amended) of your Common Stock, $0.01 par value (the "Shares"), reserved for issuance pursuant to the 1996 Stock Option Plan, as amended (the "Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI